EXHIBIT 99.1

Immunomedics Announces Fiscal 2017 Results and Strategic Developments; Reiterates Guidance on BLA Submission Timeline

MORRIS PLAINS, N.J., Aug. 16, 2017 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (NASDAQ:IMMU) (“Immunomedics” or the “Company”) today reported financial results for the fourth quarter and fiscal year ended June 30, 2017. The Company also highlighted recent key developments and planned activities for its clinical pipeline. Please refer to the Company’s Annual Report on Form 10-K filed today with the SEC for more detail on the Company’s financial results.

Dr. Behzad Aghazadeh, Chairman of the Board of Directors of Immunomedics, stated, “We believe we have made significant progress toward preparing a Biologics License Application (BLA) for filing with the U.S. Food and Drug Administration (FDA) for accelerated approval of IMMU-132 in metastatic triple-negative breast cancer (mTNBC). To that end, we have made advancements in all areas, including clinical, regulatory, and manufacturing, and we expect to receive clarification during a pre-BLA meeting with the FDA on the level of Chemistry, Manufacturing & Controls (CMC) process validation required at the time of the BLA submission. Importantly, our continued evaluation of the clinical data and manufacturing processes, as well as the progress over the past several months, have further strengthened our confidence in the prospects for IMMU-132 in mTNBC. We look forward to submitting the BLA between December 2017 and March 2018, which along with business development opportunities, should enable us to generate significant value for our stockholders.”

Key 2017 Accomplishments:

  The Company completed enrollment of the full complement of 100+ patients in the single-arm Phase 2 trial of mTNBC, and presented encouraging preliminary results on the initial 85 patients at its January 18th Investor R&D Day. The complete dataset will be part of the BLA submission for accelerated approval.

  In February, the Company presented interim Phase 2 results for IMMU-132 in patients with metastatic urothelial cancer at the 2017 Genitourinary Cancers Symposium. The results demonstrated IMMU-132’s potential to become a second line or later treatment to platinum-based or immuno-oncology therapy for these patients.

  In March, the Company underwent a management transition and a new Board of Directors was seated, accompanying a new strategic direction focused on maintaining commercial rights for IMMU-132 and developing plans in preparation for a potential U.S. launch in 2018.

  In May, Immunomedics completed a private placement of its Series A-1 Convertible Preferred Stock with institutional investors, raising $125 million in gross proceeds. The capital provides the financial flexibility to ensure that the Company has the right organizational structure and resources necessary to bring IMMU-132 to market and working toward achieving its long-term objectives.

  As part of a full multi-faceted review of the Company, highly credentialed independent consultants were appointed by the Board in the areas of project management, manufacturing, and clinical and regulatory strategy.

  In July, results from IMMU-132 clinical trials in advanced small-cell lung cancer (SCLC) and advanced non-small-cell lung cancer (NSCLC) were published in peer-reviewed journals. These results support the breadth of the therapeutic role for IMMU-132 in the treatment of metastatic solid cancers.

Key Upcoming Events:

  Interim Phase 2 results with IMMU-132 in patients with metastatic urothelial cancer will be presented at the European Society for Medical Oncology 2017 Congress (ESMO; Sept. 2017 Madrid, Spain), by Dr. Scott T. Tagawa, Associate Professor of Medicine and Urology, Weill Cornell Medical College.

  The Company expects to receive clarification during a pre-BLA meeting with the FDA on the level of CMC process validation required at the time of the BLA submission. The level of validation required by the FDA will be a determining factor in the filing timeline, which is expected to be between December 2017 and March 2018.

  Preparation for the confirmatory Phase 3 trial in mTNBC is proceeding according to plan, with enrollment of first patient expected to occur in early fourth quarter of calendar 2017, satisfying the FDA requirement for the BLA filing for accelerated approval in mTNBC.

  The Company expects to present the final results of IMMU-132 in mTNBC that will form the basis of the BLA submission later this year.

Fourth Quarter and Full-Year Fiscal 2017 Results

Total revenue for the fourth quarter ended June 30, 2017, was $0.6 million, compared to $0.9 million for the same quarter last year, a decrease of approximately 33%. Total revenue for the full year ended June 30, 2017 was $3.1 million, compared to $3.2 million for the fiscal year 2016, a decrease of approximately 3.0%. The decreases for both the fourth quarter and full-year periods were due primarily to a decrease in grant revenue. The decrease in the full-year revenue was offset partially by a $0.1 million increase in LeukoScan® sales.

Total operating expenses for the fourth quarter ended June 30, 2017 were $27.4 million, compared to $15.6 million for the same quarter last year, an increase of approximately 76%. Total costs and expenses were $82.2 million for the full year ended June 30, 2017, an increase of approximately 32%, compared to the same period in 2016. The increases for both the fourth quarter and full-year periods were due primarily to non-recurring general and administrative expenses including legal and advisory fees associated with the proxy contest launched by venBio Select Advisor LLC (venBio) in November 2016, the reimbursement of proxy-related costs incurred by venBio, and incremental executive severance.

Research and development expenses were $51.8 million for the full year ended June 30, 2017, a decrease of approximately 3%, compared to the same period in 2016 due primarily to a $11.4 million reduction in clinical trial costs resulting from the closure of the Phase 3 PANCRIT-1 clinical trial in fiscal 2016, offset partially by a $9.7 million increase in product development expense for IMMU-132 manufacturing.

The Company recognized $25.5 million and $61.1 million in non-cash expense during the fourth quarter and full year ended June 30, 2017, respectively, arising from the increase in fair value of warrant liability resulting from the increase in the share price of our common stock during both periods. The Company also recognized a $7.6 million non-cash warrant-related expense for the full year, representing the excess of fair value of the warrant issued to Seattle Genetics, Inc. on February 10, 2017 (the “SGEN Warrant”) over the proceeds received for the issuance of common stock and the SGEN Warrant. There was no warrant-related expense in fiscal 2016.

Interest expense related to the 4.75% Convertible Senior Notes due 2020 (Convertible Notes) was $1.4 million for the quarters ended June 30, 2017 and June 30, 2016, including the amortization of $0.2 million debt issuance costs in each quarter. Interest expense related to the Convertible Notes was $5.5 million for the full years ended June 30, 2017 and June 30, 2016, including the amortization of $0.7 million debt issuance costs in each fiscal year.

The Company did not realize any income tax benefit for the fiscal year ended June 30, 2017, compared to a $5.1 million income tax benefit for fiscal year 2016 from the sale of a portion of our New Jersey State net operating losses and research and development tax credits. The Company did not receive an income tax benefit during the fiscal year ended June 30, 2017 because it had reached the maximum amount permissible under the New Jersey Business Tax Certificate Transfer Program.

Net loss attributable to stockholders was $53.3 million, or approximately $0.48 per share, for the fourth quarter ended June 30, 2017, and $153.2 million, or approximately $1.47 per share, for the full year ended June 30, 2017. This compares to net loss attributable to stockholders of $15.9 million, or approximately $0.17 per share, for the fourth quarter ended June 30, 2016 and $59.0 million, or approximately $0.62 per share, for full year 2016.

Cash, cash equivalents, and marketable securities totaled $154.9 million as of June 30, 2017.

“We are pleased with the significant operational progress we are making and believe that our current financial resources are sufficient to support operations through September 2018, not factoring in any potential cash receipts from warrants outstanding with Seattle Genetics or other investors,” said Michael R. Garone, Principal Executive Officer and Chief Financial Officer.

Conference Call
The Company will host a conference call and live audio webcast today at 5:00 p.m. Eastern Time to discuss financial results for the fourth quarter and fiscal year 2017, and review key clinical developments and future planned activities. To access the conference call, please dial (877) 303-2523 or (253) 237-1755 using the Conference ID 67609790. The conference call will be webcast via the Investors page on the Company’s website at www.immunomedics.com. Approximately two hours following the live event, a webcast replay of the conference call will be available on the Company’s website for 30 days through September 15, 2017.

About Immunomedics
Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer, autoimmune disorders and other serious diseases. Immunomedics’ most advanced product candidate is IMMU-132 (sacituzumab govitecan), an antibody-drug conjugate that has received Breakthrough Therapy Designation from the FDA for the treatment of patients with triple-negative breast cancer who have failed at least two prior therapies for metastatic disease. Immunomedics’ primary goal is to bring IMMU-132 to market for the benefit of patients and the creation of stockholder value. For additional information on the Company, please visit its website at www.immunomedics.com. The information on its website does not, however, form a part of this press release.

Cautionary note regarding forward-looking statements
This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials (including the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs), regulatory applications and related timelines, out-licensing arrangements, forecasts of future operating results, potential collaborations, and capital raising activities, timing for bringing any product candidate to market, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, the Company’s dependence on business collaborations or availability of required financing from capital markets, or other sources on acceptable terms, if at all, in order to further develop our products and finance our operations, new product development (including clinical trials outcome and regulatory requirements/actions), the risk that we or any of our collaborators may be unable to secure regulatory approval of and market our drug candidates, risks associated with the outcome of pending litigation and competitive risks to marketed products, and the Company’s ability to repay its outstanding indebtedness, if and when required, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

IMMUNOMEDICS, INC.
Condensed Consolidated Balance Sheets

	June 30,	June 30,
	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$43,393,570	$13,203,625
Marketable securities	111,508,225	37,424,221
Accounts receivable, net of allowance for doubtful accounts	488,723	513,992
Inventory	580,016	350,524
Other receivables	13,428	236,768
Prepaid expenses	891,284	1,038,155
Other current assets	422,916	183,820
	157,298,162	52,951,105

Property and equipment, net	5,245,230	3,969,163
Other long-term assets	30,000	30,000

	$162,573,392	$56,950,268

LIABILITIES AND STOCKHOLDERS' DEFICIT
Accounts payable and accrued expenses	$31,366,976	$15,188,189
Deferred revenues	170,967	235,372
Other liabilities	1,708,272	1,699,276
Warrant liability	90,706,206	-
Convertible senior notes - net	98,084,219	97,354,398
Stockholders' deficit	(59,463,248)	(57,526,967)

	$162,573,392	$56,950,268

Condensed Consolidated Statements of Operations

	Three Months Ended		Year Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues:
Product sales	$607,231	$546,654	$2,443,388	$2,260,994
License fee and other revenues	1,734	84,617	284,290	386,941
Research & development	32,870	300,915	363,572	585,312

Total Revenues	$641,835	932,186	3,091,250	3,233,247
Costs and Expenses	27,365,128	15,567,613	82,240,983	62,241,338
Operating Loss	(26,723,293)	(14,635,427)	(79,149,733)	(59,008,091)
Fair market value adjustment of warrant liability	(25,506,603)	-	(61,073,808)	-
Warrant related expense	-	-	(7,649,395)	-
Interest (Expense) and Other Income	(1,018,109)	(1,287,013)	(5,372,483)	(5,181,458)
Loss before Income Tax Benefit	(53,248,005)	(15,922,440)	(153,245,419)	(64,189,549)
Income Tax (Expense) Benefit	(20,867)	(2,939)	(20,867)	5,053,833
Net Loss	(53,268,872)	(15,925,379)	(153,266,286)	(59,135,716)
Less Net Loss attributable on noncontrolling interest	(14,177)	(24,346)	(60,341)	(98,766)
Net Loss attributable to Immunomedics, Inc. stockholders	$(53,254,695)	$(15,901,033)	$(153,205,945)	$(59,036,950)

Net Loss per Common Share attributable to Immunomedics, Inc. stockholders (basic and diluted):	$(0.48)	$(0.17)	$(1.47)	$(0.62)

Weighted average number of common shares
outstanding (basic and diluted):	109,891,404	95,074,928	104,535,577	94,770,172

For More Information:
Dr. Chau Cheng
Senior Director, Investor Relations & Corporate Secretary
(973) 605-8200, extension 123
ccheng@immunomedics.com

Media/Investor Contact:
Dan Zacchei / Josh Hochberg
Sloane & Company
212-486-9500
Dzacchei@sloanepr.com
Jhochberg@sloanepr.com